EXHIBIT 10.28

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “2nd Amendment”) is made and entered into effective as of December 23, 2016 (the “2nd Amendment Effective Date”) by and between CYMABAY THERAPEUTICS, INC., a Delaware corporation having a place of business at 7999 Gateway Blvd., Suite 130, Newark, CA 94560 USA (“CymaBay”), and DIATEX, INC., a corporation organized under the laws of Texas with a place of business at 105 Elm Spring Lane, San Antonio, TX 78231 (“DiaTex”). CymaBay and DiaTex may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, CymaBay (through its prior name, Metabolex, Inc.) and DiaTex are parties to that certain License and Development Agreement, dated as of June 30, 1998, which the parties have amended by that certain First Amendment dated April 15, 1999 (collectively, the “License Agreement”);

WHEREAS, the Parties desire to amend the License Agreement as provided herein;

NOW, THEREFORE, based on the premises and the mutual covenants and obligations set forth below, and intending to be bound hereby, the Parties agree as follows:

1.    Section 5.2 is hereby amended as follows:

The phrase [ * ], is hereby amended to read in its entirety as follows:

[ * ]

2.    Section 7.5 is hereby amended to read in its entirety as follows:

“7.5    Infringement of DiaTex Patents. If either Party becomes aware that a Third Party is infringing any rights in the DiaTex Patents, such Party shall give written notice to the other Party describing in detail the nature of such infringement. Metabolex (or its Sublicensee) shall have the initial right, but not the obligation, to enforce the DiaTex Patents against such Third Party infringer. If it is reasonably needed for DiaTex to be a party to any such enforcement action by Metabolex, for Metabolex to be able to bring such action, DiaTex agrees to join any such action as a party plaintiff at Metabolex’s request, and Metabolex shall pay for any reasonable out-of-pocket expenses of DiaTex directly relating to such joinder. Metabolex shall in any event control all aspects of any such action it brings, notwithstanding that DiaTex joins in such action as a plaintiff plaintiff per the foregoing. Each Party agrees to provide the other Party (or its Sublicensee) all reasonable assistance in such enforcement at the requesting Party’s sole expense. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce DiaTex Patents shall first be applied pro rata to each Party to pay the costs and expenses of litigation in such action, and any remaining amount shall be paid to Metabolex and deemed to be Net Sales for purposes of royalty obligations to DiaTex hereunder.”

Confidential

3.    Section 7.6 is hereby amended to read in its entirety as follows:

“7.6    Infringement of Joint Patents. If either Party becomes aware that a Third Party is infringing any Joint Patents or other Patent rights in the Joint Technology, such Party shall give written notice to the other Party describing in detail the nature of such infringement. Metabolex shall have the sole and exclusive right, at its expense and reasonable discretion, to enforce such Patents against any Third Party infringers. DiaTex agrees to provide Metabolex all reasonable assistance in such enforcement at Metabolex’s sole expense. Such assistance shall include (without limitation), if requested by Metabolex, to join as a party plaintiff any enforcement action brought by Metabolex, and Metabolex shall pay for any reasonable out-of-pocket expenses of DiaTex directly relating to such joinder. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce such Patents shall first be applied pro rata to each Party to pay such Party’s unreimbursed costs and expenses of litigation in such action. Any remaining amount shall be paid to and retained by Metabolex, and [ * ] of such retained amount shall be deemed to be Net Sales for purposes of royalty obligations to DiaTex hereunder.”

4.    Section 10.2 is hereby amended to add the following sentence at the end of the Section:

“DiaTex hereby covenants that (a) if DiaTex provides notice to Metabolex of any breach of this Agreement pursuant to this Section 10.2, DiaTex will simultaneously provide written notice of such breach to any sublicensee of Metabolex, at the addresses specified by Metabolex; and, (b) if Metabolex fails to cure such breach within the time period set forth above, then any such sublicensee will have [ * ] days after the end of such period to cure such breach on behalf of Metabolex, and DiaTex agrees to accept any such cure effected by such sublicensee on behalf of Metabolex within such [ * ] days time period as a timely cure by Metabolex.”

5.    Section 10.4 is hereby amended to add the following sentences at the end of the Section:

“DiaTex further covenants that if this Agreement is terminated for any reason (including but not limited to the reasons set forth in Sections 10.2 and 10.3 of the Agreement):

(a)    DiaTex shall provide notice to each sublicensee of such termination; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

(b)    if, within [ * ] days of the date a sublicensee receives notice of termination of the Agreement:

(i)    such sublicensee notifies DiaTex in writing of its desire to become a direct licensee of DiaTex on the terms and conditions of this Agreement (but solely with respect to the scope of rights and obligations sublicensed by CymaBay to such sublicensee); and

(ii)    such sublicensee pays to DiaTex all amounts which became due and payable by CymaBay under this Agreement but which were unpaid as of the date of termination of the Agreement, but only to the extent the payments relate to rights and territories sublicensed by CymaBay to such sublicense;

then DiaTex shall consent, and hereby does consent, to entering into a new license agreement directly with such sublicensee on the terms and conditions of this Agreement, insofar as they relate to a sublicense of rights under this Agreement from CymaBay to such sublicensee, so that such sublicensee, instead of CymaBay, is a direct licensee of DiaTex under the relevant DiaTex Technology and Joint Technology in the applicable territories covered by such sublicense.”

6.    The License Agreement, except as amended by this Amendment, shall remain in full force and effect in accordance with the provisions thereof.

7.    This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and transmitted by PDF or via facsimile with the same validity as if it were an ink-signed document.

*******

[signature page follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives as of the Amendment Effective Date.

CYMABAY THERAPEUTICS, INC.		DIATEX, INC.

By:	/s/ Harold Van Wart	By:	/s/ Michael A. Friedberg
Name:	Harold Van Wart	Name:	Michael A. Friedberg
Title:	President and CEO	Title:	President

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.